Corporate Communications                         Exhibit 99.1
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Notice: CNH Industrial updates live webcast time of 2021 Fourth Quarter and Full Year financial results on February 8, 2022

London, February 1, 2022

CNH Industrial (NYSE: CNHI / MI: CNHI) advises that the live audio webcast of its financial results for the Fourth Quarter and Full Year of 2021 on Tuesday, February 8, 2022, has been anticipated as follows: 3:00 p.m. CET / 2:00 p.m. GMT / 9:00 a.m. EST.

Details for accessing the webcast presentation are available at the following address: bit.ly/CNH_Industrial_Q4FY_2021.

For those unable to participate in the live session, a replay will remain archived in the Investors section of the corporate website (www.cnhindustrial.com) for two weeks following the conference call.

CNH Industrial (NYSE: CNHI / MI: CNHI) is a world-class equipment and services company that sustainably advances the noble work of agriculture and construction workers. The Company provides the strategic direction, R&D capabilities, and investments that enable the success of its five core Brands: Case IH, New Holland Agriculture and STEYR, supplying 360° agriculture applications from machines to implements and the digital technologies that enhance them; and CASE and New Holland Construction Equipment delivering a full lineup of construction products that make the industry more productive. Across a history spanning over two centuries, CNH Industrial has always been a pioneer in its sectors and continues to passionately innovate and drive customer efficiency and success. As a truly global company, CNH Industrial’s 35,000+ employees form part of a diverse and inclusive workplace, focused on empowering customers to grow, and build, a better world.

For more information and the latest financial and sustainability reports visit: cnhindustrial.com

For news from CNH Industrial and its Brands visit: media.cnhindustrial.com

Contacts:

Corporate Communications
Email: mediarelations@cnhind.com

Investor Relations
Email: investor.relations@cnhind.com

CNH Industrial N.V. Corporate Office: 25 St James’s Street London, SW1A 1HA